Exhibit 99.1

Union Financial Bancshares, Inc. Announces Second Quarter Earnings

    UNION, S.C.--(BUSINESS WIRE)--July 20, 2004--Union Financial Bancshares, Inc. (NASDAQ: UFBS) announced earnings of $548,000 for the quarter ended June 30, 2004 compared to earnings of $484,000 for the second quarter of 2003, a 13.22% increase. Earnings per share were $.27 per share (dilutive) for the second quarter of 2004, versus $.23 per share (dilutive) for the second quarter of 2003.
    Net interest income before the loan loss provision for the current quarter increased $432,000, or 21.77%, to $2,416,000 compared to $1,984,000 for the same period in the previous year. The increase was due primarily to loan growth over the previous year along with an increase in yield on investments. Provision for loan losses for the current quarter totaled $250,000 compared to $190,000 for the same period in the previous year. The increase in provision for loan losses from the previous year quarter was primarily due to the net growth in the loan portfolio of 5.38% that was driven by a 28.27% increase in the consumer/commercial loan sector. Non interest income for the current quarter decreased $82,000, or 12.95%, to $551,000 compared to $633,000 for the same period in the previous year. The decrease was due to $220,000 from the gain on sale of securities in the previous year compared to $0 for the current year. This decrease was offset by an increase in bank and loan fees of $132,000, or 31.96%, to $545,000 compared to $413,000 for the same period in the previous year as a result of the growth in loans and deposits from the new Rock Hill office that was opened in July, 2003. Non interest expense for the current quarter increased $185,000 or 10.30% to $1,981,000 compared to $1,796,000 for the same period in the previous year. The increase over the previous year was due to additional operating expenses for the new Rock Hill office.
    At June 30, 2004, assets totaled $353.1 million, an 6.79% increase from $330.6 million at December 31, 2003. Net loans receivable increased $8,247,000, or 5.38%, during the period to $161.5 million at June 30, 2004, compared to $153.3 million at December 31, 2003. Investment and mortgage-backed securities at June 30, 2004, increased 28.78% to $159.4 million from $123.8 million at December 31, 2003. The increase in securities was funded with cash on hand and an increase in borrowings of $18.7 million. Deposits at June 30, 2004, increased 1.68% to $226.9 million from $223.1 million at December 31, 2003.
    Commenting on the second quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report our earnings performance improvement over the comparable period in the previous year. Not only did our second quarter results show an earnings increase of 13% over the previous year quarter, our earnings per share also rose 17%. We continued to have positive growth on our balance sheet, marked by an increase in the consumer and commercial loan portfolios of 28% over the same period last year. Overall, we are pleased with the results of the quarter."
    The Company announced the declaration of a quarterly dividend of $0.10 per share on its outstanding common stock, payable August 16, 2004 to shareholders of record on July 30, 2004.
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate of South Carolina. At June 30, 2004, Union Financial had $353.1 million in total assets and total stockholders' equity of $23.6 million.



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                  Union Financial Bancshares, Inc.
           Second Quarter - Year Ending December 31, 2004
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                         Financial Highlights
            (Unaudited) ($ in thousands, except share data)

                                  Quarter    Year
                                   Ended     Ended
Balance Sheet                     6/30/04  12/31/03 $Change  %Change
----------------------          -------------------------------------

   Total assets                  $353,124  $330,665 $22,459     6.79%
   Cash and interest-bearing
    deposits                        7,285    28,702 -21,417   -74.62%
   Investments & mortgage-backed
    securities                    159,419   123,789  35,630    28.78%
   Loans receivable (net)         161,548   153,301   8,247     5.38%
   Goodwill and intangible
    assets                          4,530     4,848    -318    -6.56%
   Deposits                       226,871   223,131   3,740     1.68%
   Advances and other borrowings 92,250 73,500 18,750 25.51% Trust preferred corporate
    obligations                     8,000     8,000       0     0.00%
   Stockholders' equity            23,614    25,508  -1,894    -7.43%
   Outstanding shares           1,948,109 1,966,204 -18,095    -0.92%
   Book value per share            $12.12    $12.97  -$0.85    -6.57%
   Tangible book value per share    $9.80    $10.51  -$0.71    -6.77%

                                  Three Months Ended Six Months Ended
                                        June 30,          June 30,
                                 ------------------------------------
Income Statement                     2004      2003    2004     2003
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   Net interest income             $2,416    $1,984  $4,676   $4,112
   Provision for loan losses          250       190     385      425
                                -------------------------------------
   Net interest income after
    loan loss provision             2,166     1,794   4,291    3,687
   Noninterest income                 551       633   1,097    1,192
   Noninterest expense              1,981     1,796   3,980    3,585
   Income tax                         188       147     351      312
                                -------------------------------------
   Net income                        $548      $484  $1,057     $982
                                =====================================
   Earnings per share: basic        $0.28     $0.25   $0.54    $0.50
                                =====================================
   Earnings per share: diluted      $0.27     $0.23   $0.51    $0.47
                                =====================================

                                              Six Months Ended
                                                 June 30,
                                            ------------------
          Key Financial Ratios                 2004    2003
          ----------------------            ------------------

             Return on average assets          0.60%   0.58%
             Return on average
              stockholders' equity             8.08%   7.08%
             Operating expense to average
              assets                           2.26%   2.12%
             Capital to average assets         9.25%  10.56%

    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863